Exhibit 99.1

Media & Analysts:	Derick Smith
(713) 627-4963

Date:	August 5, 2009

Spectra Energy Partners Reports 2009 Second Quarter Results

•	Reported net income of $33.6 million, up 22 percent over prior year quarter

•	Reported earnings per limited partner unit of 44 cents, up 16 percent over prior year quarter

•	Cash available for distribution of $33.5 million

HOUSTON – Spectra Energy Partners, LP (NYSE:SEP) today reported second quarter 2009 net income of $33.6 million, or $0.44 per limited partner unit, compared with $27.5 million, or $0.38 per limited partner unit, for the second quarter 2008.

The 22 percent increase in net income and 16 percent increase in earnings per limited partner unit resulted primarily from the addition of Ozark Gas Transmission (OGT) and Ozark Gas Gathering (OGG) earnings during the quarter and earnings growth from expansion projects across the businesses.

Cash available for distribution (CAD) was $33.5 million for the quarter, compared to second quarter 2008 CAD of $20.8 million.

“The second quarter was noteworthy for Spectra Energy Partners,” said Greg Rizzo, president and chief executive officer. “In addition to the strong performance at all of our assets and increased revenues from our scalable growth projects, we also began to see earnings from the Ozark acquisition, which we announced, closed and permanently financed in the quarter.”

“We are very pleased with the resulting growth in net income and cash available for distribution and recently announced our seventh consecutive increase in quarterly distributions,” continued Rizzo. “Our well situated assets and strong financial position will allow us to continue pursuing accretive growth opportunities that will enhance unitholder value.”

Results from Operations

Spectra Energy Partners reported operating income of $20.7 million for the second quarter 2009, compared with $13.0 million in the second quarter 2008. The increase was primarily due to the addition of the Ozark assets, partially offset by acquisition expenses, and the contribution from three East Tennessee Natural Gas expansion projects placed into service in the second half of 2008.

Equity Investment in Gulfstream Natural Gas System, L.L.C. (Gulfstream)

Spectra Energy Partners recognized $6.8 million of equity earnings from its 24.5 percent interest in Gulfstream in the second quarter 2009, compared with $7.0 million in the second quarter 2008.

The 2009 period benefited from Phase III and Phase IV expansion projects placed into service during the second half of 2008. Earnings from expansion projects were offset by higher interest expense in 2009 attributable to a $300 million debt issuance by Gulfstream during the second quarter. The second quarter 2008 included a $2.1 million benefit for AFUDC Equity Income recognized during the construction phase of the Phase III and IV expansions.

For the quarter, Spectra Energy Partners’ share of Gulfstream’s cash available for distribution was $6.3 million, compared to $4.5 million in the second quarter 2008.

Equity Investment in Market Hub Partners (MHP)

Spectra Energy Partners recognized $10.8 million in equity earnings from its 50 percent interest in MHP during the second quarter 2009, compared with $8.0 million in the second quarter 2008. The increased equity earnings for the quarter primarily reflect higher revenues from the phase in of the Egan storage facilities and an increase in interruptible service revenues.

For the quarter, Spectra Energy Partners’ share of MHP’s cash available for distribution was $10.4 million, compared to $9.4 million in the second quarter 2008.

Interest Income and Expense

Interest income decreased $0.8 million due to the sale of all remaining marketable securities originally purchased with a portion of the Initial Public Offering (IPO) proceeds in July 2007.

Acquisition of the Ozark assets resulted in increased interest expense of $0.8 million for the second quarter 2009 compared to the same period in 2008.

Income Tax Expense

As a master limited partnership, Spectra Energy Partners is not subject to federal income taxes, but is subject to state income taxes. Income tax expense of $0.2 million was reported for the second quarter 2009, compared to $2.2 million tax benefit in the second quarter 2008. In 2008, a tax benefit of $2.5 million was recognized due to the elimination of accumulated deferred income tax liabilities associated with the Saltville entities’ change in tax status as a result of their acquisition by Spectra Energy Partners.

Capital Expenditures and Equity Investments

During the quarter, Spectra Energy Partners spent $6.9 million for expansion and maintenance capital at the Gas Transportation and Storage segment and invested an additional $2.1 million in Gulfstream and $5.2 million in MHP for expansion projects.

Acquisition and Financing of Ozark Gas Transmission and Ozark Gas Gathering

On May 4, 2009, Spectra Energy Partners closed the purchase of OGT and OGG for $294.5 million and initially funded the acquisition with a combination of $218.0 million drawn from Spectra Energy Partners’ credit revolver, a $70.0 million short-term loan from Spectra Energy Corp and cash. Subsequently, Spectra Energy Partners permanently financed the acquisition with the issuance of 9.8 million limited partner units and approximately 200,000 general partner units providing net proceeds of $207.8 million and $4.4 million, respectively, and resulting in a total of 80.3 million limited partner units and 1.6 million general partner units outstanding at quarter-end. The net proceeds were used to repay the short-term loan from Spectra Energy Corp and $142.2 million of Spectra Energy Partner’s revolving credit facility.

Additional Information

An analyst conference call is scheduled for 9:00 a.m. CT today, August 5, 2009, to discuss Spectra Energy Partners’ second quarter results. The webcast and conference call can be accessed via the investor relations section of Spectra Energy Partners, LP’s web site or by dialing (888) 252-3715 in the United States or (706) 634-8942 outside the United States. The Conference ID is 19779304.

Please call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available after 11:30 a.m. CT, August 5, 2009, until 4:00 p.m. CT, November 5, 2009, by dialing (800) 642-1687 with Conference ID 19779304. The international replay number is (706) 645-9291, Conference ID 19779304. A replay and transcript also will be available by accessing the investor relations section of Spectra Energy Partners’ Web site at http://www.spectraenergypartners.com.

Forward Looking Statements

This release includes “forward-looking statements” which represent our intentions, plans, expectations, assumptions and beliefs about future events. Such statements are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. These factors, as well as additional factors that could affect our forward-looking statements, are described in our filings that we make with the Securities and Exchange Commission (SEC), which are available at the SEC’s website at http://www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of Non-GAAP Financial Measures

This press release includes certain financial measures, including cash available for distribution and adjusted EBITDA, that are non-GAAP (Generally Accepted Accounting Principles) financial measures, as defined under the rules of the SEC.

Spectra Energy Partners defines adjusted EBITDA as net income plus interest expense, income taxes, and depreciation and amortization, less equity in earnings of Gulfstream and MHP, interest income, and other income and expenses, net, which primarily includes non-cash AFUDC.

Spectra Energy Partners defines cash available for distribution as adjusted EBITDA plus cash available for distribution from Gulfstream and MHP and net preliminary project costs, less net cash paid for interest expense (income), net cash paid for income taxes and maintenance capital expenditures. Cash available for distribution does not reflect changes in working capital balances.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Adjusted EBITDA and cash available for distribution are not presented as alternatives to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States GAAP.

Spectra Energy Partners, LP is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE), that owns interests in natural gas transportation and storage assets in the United States, including more than 3,100 miles of transmission and gathering pipeline and 42.5 billion cubic feet (Bcf) of natural gas storage. These assets are capable of transporting 3.25 Bcf of natural gas per day from growing supply areas to high demand markets.

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Spectra Energy Partners, LP

Quarterly Highlights

June 2009

(Unaudited)

(In millions, except per unit amount)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
STATEMENTS OF OPERATIONS
Operating revenues	$41.3	$29.7	$76.9	$62.2
Operating expenses	20.6	16.7	40.2	33.5

Operating income	20.7	13.0	36.7	28.7
Equity in earnings of unconsolidated affiliates	17.6	15.0	34.4	27.6
Other income and expenses, net	0.1	0.3	0.1	0.4
Interest income	—	0.8	0.1	2.3
Interest expense	4.6	3.8	8.6	8.8

Earnings before income taxes	33.8	25.3	62.7	50.2
Income tax expense (benefit)	0.2	(2.2)	0.6	(1.4)

Net income	$33.6	$27.5	$62.1	$51.6

Adjusted EBITDA (a)	$27.8	$19.5	$50.5	$41.8
Cash Available for Distribution (b)	$33.5	$20.8	$78.9	$57.5
Weighted Average Units Outstanding
Limited partner units	74.1	70.4	72.3	68.3
General partner units	1.5	1.4	1.5	1.4
Earnings Per Limited Partner Unit	$0.44	$0.38	$0.83	$0.72
Declared Cash Distribution Per Limited Partner Unit	$0.38	$0.34	$0.75	$0.67

CAPITAL AND INVESTMENT EXPENDITURES
Capital expenditures - Gas Transportation & Storage	$6.9	$18.4	$8.7	$22.7
Investments
Gulfstream - 24.5%	2.1	13.4	7.1	23.0
Market Hub - 50%	5.2	13.8	14.8	16.3

Total capital and investment expenditures	$14.2	$45.6	$30.6	$62.0

			June 30, 2009	December 31, 2008
DEBT
Total debt			$418.5	$440.0
Less: Investment grade securities			—	31.6

Net debt			$418.5	$408.4

(a)	Adjusted EBITDA is defined as net income plus interest expense, income taxes, and depreciation and amortization, less equity in earnings of Gulfstream and Market Hub, interest income, and other income and expenses, net, which primarily includes non-cash allowance for funds used during construction (AFUDC).
(b)	Cash Available for Distribution is defined as Adjusted EBITDA plus Cash Available for Distribution from Gulfstream and Market Hub and net preliminary project costs, less net cash paid for interest and income tax expense, and maintenance capital expenditures. Cash Available for Distribution does not reflect changes in working capital balances.

Spectra Energy Partners, LP

Adjusted EBITDA and Cash Available for Distribution

June 2009

(Unaudited)

(In millions)

Spectra Energy Partners

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net income	$33.6	$27.5	$62.1	$51.6
Add:
Interest expense	4.6	3.8	8.6	8.8
Income tax expense (benefit)	0.2	(2.2)	0.6	(1.4)
Depreciation and amortization	7.1	6.5	13.8	13.1
Less:
Equity in earnings of Gulfstream	6.8	7.0	13.7	11.8
Equity in earnings of Market Hub	10.8	8.0	20.7	15.8
Interest Income	—	0.8	0.1	2.3
Other income and expenses, net	0.1	0.3	0.1	0.4

Adjusted EBITDA	27.8	19.5	50.5	41.8
Add:
Cash Available for Distribution from Gulfstream	6.3	4.5	18.2	12.8
Cash Available for Distribution from Market Hub	10.4	9.4	21.3	18.1
Preliminary project costs, net	—	(0.6)	0.4	—
Less:
Cash paid for interest expense, net	5.5	5.5	6.3	7.2
Cash paid (received) for income tax expense, net	(0.3)	0.5	0.1	0.9
Maintenance capital expenditures	5.8	6.0	5.1	7.1

Cash Available for Distribution	$33.5	$20.8	$78.9	$57.5

Spectra Energy Partners, LP

Gulfstream - Adjusted EBITDA and Cash Available for Distribution

June 2009

(Unaudited)

(In millions)

Gulfstream

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net income	$27.9	$27.3	$55.9	$46.2
Add:
Interest expense	14.1	11.2	26.3	22.7
Depreciation and amortization	8.6	7.3	17.1	14.7
Less:
Other income and expenses, net	0.2	2.7	0.3	6.2

Adjusted EBITDA - 100%	50.4	43.1	99.0	77.4
Add:
Preliminary project costs, net	0.2	0.2	0.3	0.4
Less:
Cash paid for interest expense, net	24.7	24.7	24.7	24.7
Maintenance capital expenditures	0.3	0.3	0.5	0.7

Cash Available for Distribution - 100%	$25.6	$18.3	$74.1	$52.4

Adjusted EBITDA - 24.5%	$12.4	$10.6	$24.3	$19.0
Cash Available for Distribution - 24.5%	$6.3	$4.5	$18.2	$12.8

Spectra Energy Partners, LP

Market Hub - Adjusted EBITDA and Cash Available for Distribution

June 2009

(Unaudited)

(In millions)

Market Hub

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net income	$21.6	$16.8	$41.5	$32.5
Add:
Interest expense	—	0.3	0.1	0.7
Income tax expense	—	—	0.1	—
Depreciation and amortization	2.8	2.6	5.6	5.2
Less:
Interest income	0.1	0.7	0.2	1.7
Other income and expenses, net	—	—	—	—

Adjusted EBITDA - 100%	24.3	19.0	47.1	36.7
Less:
Cash paid for interest expense, net	3.5	—	3.5	—
Cash paid for income tax expense, net	—	—	—	—
Maintenance capital expenditures	0.1	0.2	1.1	0.5

Cash Available for Distribution - 100%	$20.7	$18.8	$42.5	$36.2

Adjusted EBITDA - 50%	$12.2	$9.5	$23.6	$18.4
Cash Available for Distribution - 50%	$10.4	$9.4	$21.3	$18.1